EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8 of Citi Trends, Inc. of our reports dated April 17, 2013, with respect to the consolidated balance sheets of Citi Trends, Inc. and subsidiary as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years ended February 2, 2013, January 28, 2012, and January 29, 2011, and the effectiveness of internal control over financial reporting as of February 2, 2013, which reports appear in the February 2, 2013 annual report on Form 10-K of Citi Trends, Inc.

/s/ KPMG LLP

Jacksonville, Florida
April 17, 2013
Certified Public Accountants